Exhibit 10.1
March 28, 2022
Via Email
Garth Mitchell
Re:    Transition Agreement and General Release
Dear Mr. Mitchell:
This letter confirms the agreement (“Agreement”) between you and Latch Systems, Inc. (f/k/a Latch, Inc.) and its affiliates, as applicable, (the “Company” or “Latch”) concerning the terms of your transition and separation from employment and offers you certain benefits, conditioned upon your provision of a general release of claims and covenant not to sue now and upon the Separation Date (defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.
1.Separation from Employment: As you know, the parties have determined that, to enable you to pursue other opportunities, it is in the best interest for you and the Company to part ways and for your employment with the Company to end. The Company has discussed with you the terms under which it is willing to employ you during the Transition Period (as defined below), as described further below.
2.Continued Employment; Other Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below (the “Release”) and your other promises herein, the Company agrees to retain you as a Transitioning Chief Financial Officer (CFO) to solely perform the Transition Services (as defined below) on the following terms:
a.Separation Date; Transition Period and Services: Your last day of employment with the Company will be May 10, 2022 (the “Separation Date”), subject to Section 2(d), below. Between the Effective Date (as defined below) and the Separation Date (such period the “Transition Period”), you shall continue to be employed by the Company as follows: (i) on the Effective Date, you will transition into a Transitioning CFO role and will serve in that capacity until the Separation Date; (ii) while you are serving as a Transitioning CFO during the Transition Period, you agree to provide the following services upon written request by the SVP of People of the Company: support the Company during its first quarter 2022 earnings call (Section 2(a)(ii) collectively referred to as the “Transition Services”); (iii) on the Separation Date at the close of business, your employment with the Company will cease; and (iv) from the Separation Date until August 5, 2022, subject to earlier termination for any reason by either you or the Company upon seven (7) days prior written notice (the “Advisory Period”), you agree to be available upon written request by the SVP of People to provide advisory services to the Company to support an orderly transition of your duties (the “Advisory Services”). From the Effective Date until the Separation Date, you will be able to access your email address, your computer, and your home office equipment solely to perform the Transition Services as requested by the Company’s SVP of People. During the Transition Period and the Advisory Period, you agree direct all communications to the Company’s employees and Board members regarding the Company’s business through the Company’s SVP of People. You will remain covered by the Company’s existing Director & Officer Liability Insurance policy (the “Existing

Policy”) while you remain employed by the Company, and thereafter, so long as the Existing Policy is in effect, which Existing Policy covers former officers and is a “claims made” policy.
b.Transition Compensation and Benefits: During the Transition Period and as long as you continue to be employed by the Company during such Transition Period and subject to Section 2(d) below, the Company will continue to pay your current base salary and you will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefits plan (the “Transition Compensation”). For the avoidance of doubt, you will not be eligible to receive any annual bonus for 2022.
c.Separation Compensation: Provided that you cooperatively and diligently provide the Transition Services as determined by the Company in good faith, then in exchange for your agreement to and non-revocation of the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Separation Date and no later than 7 days after the Separation Date, your agreement to provide the Advisory Services, and your other promises herein, the Company agrees as follows (collectively referred to as the “Separation Compensation”):
i.Separation Payment: The Company agrees to pay you $452,000 (which is an amount equal to your base salary plus your annual target bonus) over a one (1)-year period, in accordance with the Company’s payroll practices (i.e., paid in semi-monthly installments), less applicable state and federal payroll deductions, starting from the Effective Date of the Second Release;
ii.COBRA: Upon your timely election to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits through the earlier of (A) one (1) year after the Separation Date, (B) the date that you or your covered dependents become no longer eligible for COBRA or (C) the date you become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and you agree to promptly notify the Company of such eligibility). You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued.
iii.Equity: Subject to and contingent on your signing and non- revocation of the Second Release no earlier than the Separation Date, the unvested portions of your Equity Grants (as defined below) as of the Effective Date of the Second Release, will fully vest on the Effective Date of the Second Release (such equity, the “Accelerated Equity”), provided that if (x) your employment is terminated by the Company prior to the Separation Date due to a breach of this Agreement by you or as provided in Section 2(d) or (y) if you resign prior to the Separation Date, the Accelerated Equity will be forfeited and cancelled immediately upon the occurrence of each such event. The Company agrees that you will be able to “net exercise” the stock options set forth below such that, for a given exercise of a stock option, in lieu of paying the aggregate exercise price in cash, you may forfeit shares subject to such option in an amount equal to the aggregate exercise price determined by the closing price of such shares on the date of exercise. “Equity Grants” means the following equity grants you currently hold (on a post-SPAC conversion basis):
(1)Stock options granted February 19, 2019 with an exercise price of $0.68 per share, 121,591 of which will remain unvested as of May 10, 2022 (for illustrative purposes only;

all unvested shares subject to these stock options will vest on the Effective Date of the Second Release);
(2)Stock options granted December 3, 2019 with an exercise price of $1.01 per share, 56,114 of which will remain unvested as of May 10, 2022 (for illustrative purposes only; all unvested shares subject to these stock options will vest on the Effective Date of the Second Release); and
(3)Restricted stock units granted September 13, 2021, 280,724 of which will remain unvested as of May 10, 2022 (for illustrative purposes only; all unvested shares subject to these restricted stock units will vest on the Effective Date of the Second Release).
d.Termination of Employment: During the Transition Period, your employment may be terminated at any time by the Company if you have breached this Agreement or your Employment Agreement, dated January 24, 2021 (the “Employment Agreement”), or otherwise engaged in any acts or misconduct that has the effect, or potential effect, of causing harm to the Company (monetarily, reputationally, operationally, or otherwise). For the avoidance of doubt, no such alleged act(s) or misconduct shall give rise to termination unless it is material or interferes with the Company’s operations and takes place after the Effective Date. Upon termination under this Section 2(d), the Transition Compensation set forth in Section 2(b) shall immediately cease and you will forfeit your right to the Separation Compensation in Section 2(c). As of the Effective Date, the Company does not know of any past or existing breach of any agreement in effect or violation of any of your obligations to the Company.
By signing below, you acknowledge that you are receiving the Transition Compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you are not entitled to any additional severance or termination benefits except as set forth in this Agreement.
3.Final Pay: On final day of employment, the Company will pay you for past all wages, salary, and any similar payments due to you from the Company as of your separation from employment. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement. You will have fifteen (15) business days after your Separation Date to submit final expense reimbursement requests. Your reimbursement requests will be reviewed, processed, approved (or rejected), and paid in accordance with the Company’s Travel & Expense Policy. You must obtain prior written approval from the SVP of People of the Company prior to incurring any expenses after the Effective Date.
4.Return of Company Property: You hereby warrant to the Company that, no later than ten (10) business days after the Separation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
5.Proprietary Information: You hereby acknowledge that you are bound by the confidentiality obligations set forth in the Latch Employee Handbook, the Latch Code of Business Conduct and Ethics, and the Employment Agreement. You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with the Company which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, the Company’s customer lists, its trade secrets, any confidential information about (or provided by) any customer or prospective or former customer of the Company, information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company, or current or prospective transactions or business of the Company and any “inside information.” You agree that such information provides the Company with a unique and valuable competitive advantage. You hereby confirm that, by the Separation Date, you will deliver to the Company (or destroy, at the Company’s option) and retain no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with the Company that contain or refer to any such proprietary or confidential information.
6.Non-disparagement and Announcements: You agree that you will not disparage Releasees (as defined below) or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current executive officers and directors will not disparage you while they are employed or engaged by the Company. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process. The Company will allow you to review and provide input on any announcements of your departure from the Company, both internal and external, including a brief announcement of your departure that you will be permitted to make during the Company’s first quarter 2022 earnings call, subject to approval by the Company. In the event a Form 8-K to be filed by the Company describes or lists any reasons for your departure, you will have the opportunity prior to its filing to provide comment on such reasons to ensure they are mutually agreeable and in good faith. No Company- approved announcement, internal or external, as to your tenure or your departure, shall disparage you.
7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the New York Human Rights Law, the New York City Human Rights Law, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims of sexual harassment or other unlawful harassment (although you acknowledge that you have not asserted, and you are otherwise not aware of any basis for, any claim against Releasees of or involving sexual harassment), claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. The Company represents that its officers and directors know of no claims or potential claims of the Company against you.
b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, and any other state law of similar effect, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity (including indemnity under California Labor Code Section 2802, as applicable) or any claims for enforcement of this Agreement. This release does not waiver your right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
d.You acknowledge that, for certain matters in which you were involved during your employment with the Company, the Company may need your cooperation in the future. Accordingly, following the Separation Date, and to the extent reasonably requested by the Company, you shall reasonably cooperate with the Company regarding matters arising out of or related to your service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of your other activities. You shall be compensated for your time in doing so at an hour rate determined by reference to your base salary while employed. Should an independent legal counsel be required to perform such services, the Company shall reimburse you for reasonable fees of such legal counsel, provided that if reasonably practical, you shall consult with the Company prior to engaging an independent counsel on any such matter.
e.Your releases and waivers of claims both (i) as of the Effective Date; (ii) following the Separation Date, shall be void and of no effect should the Company not provide your severance compensation set forth in Section 2(c), unless the Company has the right to do so pursuant to Section 2(d) or any other provision in this Agreement.
8.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
10.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in New York, New York through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator for any such arbitrations shall be mutually selected by the parties. In the event a party to an arbitration or its legal counsel representing such party in such arbitration has a conflict of interest with the mutually selected arbitrator, the parties agree to use a non-conflicted arbitrator. The parties represent that they do not have any conflicts of interest with the JAMS arbitration company as of the Effective Date of this Agreement. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
11.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
12.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, nor is this nor shall this Agreement be construed or contended by Company to be an admission or evidence of any wrongdoing or liability by you. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
13.Complete and Voluntary Agreement: This Agreement, along with any provisions of your Employment Agreement (or similar agreement) that survive termination of your employment relationship with the Company and your stock option agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You understand that the restrictive covenants in the Employment Agreement will continue to apply during and after the Transition Period, as set forth in your Employment Agreement. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

14.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
15.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
16.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
17.Review of Agreement; Expiration of Offer: You understand that you may take up to seven (7) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement.
18.Effective Date: This Agreement is effective on the date you and an authorized representative of the Company signs it as reflected on the signature pages below (the “Effective Date”).
19.Breach Notice. There shall be no breach of this Agreement, whether during the Transition Period or thereafter, unless and until (a) the alleged default, violation, or failure relates to a material provision of this Agreement and (b) the allegedly defaulting or violating party receives a detailed written description of the alleged breach. For the avoidance of doubt, Sections 2(d), 4, 5, 6, or 8 of this Agreement shall be considered material under this Section 19.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me.
Sincerely,

LATCH SYSTEMS, INC. (AND ITS AFFILIATES)
By:	/s/ Luke Schoenfelder
Luke Schoenfelder
CEO

Date:	3/28/2022
READ, UNDERSTOOD AND AGREED

By:	/s/ Garth Mitchell
Garth Mitchell

Date:	3/28/2022

EXHIBIT A
SECOND RELEASE
This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Garth Mitchell (“Employee”) and Latch Systems, Inc (f/k/a Latch, Inc.) and its affiliates (the “Company”) (collectively, “the parties”). All terms not defined herein shall have the meaning set forth in the Agreement (as defined below).
WHEREAS, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Agreement,” to which this Second Release is attached as Exhibit A);
WHEREAS, on ____________, Employee’s employment with the Company ceased (the “Separation Date”);
WHEREAS, this agreement serves as the Second Release, pursuant to the Agreement; and
WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company.
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.
1.Acknowledgment of Payment of Wages: By Employee’s signature below, Employee acknowledges that, on or following the Separation Date, the Company paid Employee for all wages, salary, and any similar payments due to Employee from the Company as of the Separation Date. By signing below, Employee acknowledges that the Company does not owe Employee any other amounts, except as may become payable under the Agreement and the Second Release.
2.Return of Company Property: Employee hereby warrants to the Company that Employee has returned to the Company all property or data of the Company of any type whatsoever that has been in Employee’s possession, custody or control.
3.Consideration: In exchange for Employee’s agreement to this Second Release and Employee’s other promises in the Agreement and herein, the Company agrees to provide Employee with the consideration set forth in Section 2(c) of the Agreement. By signing below, Employee acknowledges that Employee is receiving the consideration in exchange for waiving Employee’s rights to claims referred to in this Second Release and Employee would not otherwise be entitled to the consideration.
4.General Release and Waiver of Claims:
a.The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of Employee’s employment with the Company or Employee’s separation from the Company. To the fullest extent permitted by law, Employee hereby release and waive any other claims Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment or Employee’s separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the New York Human Rights Law, the New York City Human Rights Law, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims of sexual harassment or other unlawful harassment (although you acknowledge that Employee has not asserted, and Employee is otherwise not aware of any basis for, any claim against Releasees of or involving sexual harassment), claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.By signing below, Employee expressly waive any benefits of Section 1542 of the Civil Code of the State of California, an any other state law of similar effect, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.Employee and the Company do not intend to release claims that Employee may not release as a matter of law, including but not limited to claims for indemnity (including indemnity under California Labor Code Section 2802, as applicable) or any claims for enforcement of this Agreement. This release does not waiver your right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the Agreement.
d.Employee acknowledges that, for certain matters in which Employee was involved during Employee’s employment with the Company, the Company may need Employee’s cooperation in the future. Accordingly, following the Separation Date, and to the extent reasonably requested by the Company, you shall cooperate with the Company regarding matters arising out of or related to Employee’s service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of Employee’s other activities.
5.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release.

b.Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
6.Protected Rights: Employee understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Second Release, limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Employee further understands that this Second Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.
7.Non-disparagement: Employee agrees that Employee will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this section shall prohibit Employee from providing truthful information in response to a subpoena or other legal process.
8.Review of Second Release; Expiration of Offer: Employee understands that Employee may take up to seven (7) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Employee before the end of the Consideration Period, will automatically expire. By signing below, Employee affirms that Employee was advised to consult with an attorney prior to signing this Second Release. Employee also understands that the consideration to be provided to Employee pursuant to Section 2(c) of the Agreement will be provided only after execution of this Second Release.
9.Effective Date: This Second Release is effective on the date you sign it as reflected on your signature page below (the “Effective Date”).
10.Other Terms of Agreement Incorporated Herein: The following Sections (or portions of such Sections as applicable) of the Agreement are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release: Sections 2(c), 2(d), 3, 5, 6 and 10-16.

Dated:
	Name:	Garth Mitchell

For the Company

Dated:
Luke Schoenfelder
CEO